HomeTrust Bancshares, Inc. Announces Financial Results for the Third Quarter of the Year Ending
December 31, 2025 and an Increase in the Quarterly Dividend

ASHEVILLE, N.C., October 22, 2025 – HomeTrust Bancshares, Inc. (NYSE: HTB) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the third quarter of the year ending December 31, 2025 and an increase in its quarterly cash dividend.
For the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025:
•net income was $16.5 million compared to $17.2 million;
•diluted earnings per share ("EPS") were $0.95 compared to $1.00;
•annualized return on assets ("ROA") was 1.48% compared to 1.58%;
•annualized return on equity ("ROE") was 11.10% compared to 11.97%;
•net interest margin was 4.31% compared to 4.32%;
•provision for credit losses was $2.0 million compared to $1.3 million;
•gain on the sale of our two Knoxville, Tennessee branches was $0 compared to $1.4 million;
•quarterly cash dividends continued at $0.12 per share totaling $2.1 million for each period; and
•78,412 shares of Company common stock were repurchased during the prior quarter at an average price of $35.74 compared to none in the current quarter.
For the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024:
•net income was $48.2 million compared to $40.6 million;
•diluted EPS were $2.79 compared to $2.37;
•annualized ROA was 1.46% compared to 1.22%;
•annualized ROE was 11.20% compared to 10.39%;
•net interest margin was 4.27% compared to 4.06%;
•provision for credit losses was $4.9 million compared to $8.4 million;
•gain on the sale of our two Knoxville, Tennessee branches was $1.4 million compared to $0;
•tax-free death benefit proceeds from life insurance were $0 compared to $1.1 million;
•cash dividends of $0.36 per share totaling $6.2 million compared to $0.33 per share totaling $5.6 million; and
•93,212 shares of Company common stock were repurchased during the nine months at an average price of $35.41 compared to 23,483 shares repurchased at an average price of $27.48 in the same period last year.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.13 per common share, reflecting a $0.01, or 8.3%, increase over the previous quarter's dividend. This is the seventh increase of the quarterly dividend since the Company initiated cash dividends in November 2018. The dividend is payable on November 28, 2025 to shareholders of record as of the close of business on November 14, 2025.
“We are pleased to report another quarter of strong financial performance,” said Hunter Westbrook, President and Chief Executive Officer. “Our quarterly earnings per share have grown 25% year-over-year, driven by a top quartile net interest margin of 4.31% and continued expense discipline. These results reflect the strength of our core banking model and focus on delivering consistent, high-quality growth. With a solid capital position and further improvement in the slope of the yield curve, we are well-positioned to accelerate loan growth in future quarters.
“This quarter marked the one-year anniversary of Hurricane Helene. The resilience shown by our employees, customers and communities has been truly inspiring. Their perseverance reinforces our long-term commitment to sustainable growth and meaningful impact in the markets we serve.”

WEBSITE: WWW.HTB.COM

Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Comparison of Results of Operations for the Three Months Ended September 30, 2025 and June 30, 2025
Net Income.  Net income totaled $16.5 million, or $0.95 per diluted share, for the three months ended September 30, 2025 compared to $17.2 million, or $1.00 per diluted share, for the three months ended June 30, 2025, a decrease of $719,000, or 4.2%. Results for the three months ended September 30, 2025 were positively impacted by a $1.2 million increase in net interest income, offset by a $712,000 increase in the provision for credit losses and a $1.4 million decrease in noninterest income due to a $1.4 million gain on the sale of two branch locations in the prior quarter, with no similar activity in the current quarter. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	September 30, 2025			June 30, 2025
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,876,200	$61,749	6.32%	$3,804,502	$60,440	6.37%
Debt securities available for sale	146,374	1,662	4.50	149,611	1,658	4.45
Other interest-earning assets(2)	152,130	1,984	5.17	149,175	1,543	4.15
Total interest-earning assets	4,174,704	65,395	6.21	4,103,288	63,641	6.22
Other assets	256,449			263,603
Total assets	$4,431,153			$4,366,891
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$544,229	$1,081	0.79%	$563,817	$1,251	0.89%
Money market accounts	1,330,856	9,276	2.77	1,329,973	9,004	2.72
Savings accounts	176,660	31	0.07	182,340	37	0.08
Certificate accounts	932,361	9,086	3.87	868,321	8,564	3.96
Total interest-bearing deposits	2,984,106	19,474	2.59	2,944,451	18,856	2.57
Junior subordinated debt	10,179	207	8.07	10,154	206	8.14
Borrowings	28,716	325	4.49	31,154	350	4.51
Total interest-bearing liabilities	3,023,001	20,006	2.63	2,985,759	19,412	2.61
Noninterest-bearing deposits	757,828			744,585
Other liabilities	60,692			59,973
Total liabilities	3,841,521			3,790,317
Stockholders' equity	589,632			576,574
Total liabilities and stockholders' equity	$4,431,153			$4,366,891
Net earning assets	$1,151,703			$1,117,529
Average interest-earning assets to average interest-bearing liabilities	138.10%			137.43%
Non-tax-equivalent
Net interest income		$45,389			$44,229
Interest rate spread			3.58%			3.61%
Net interest margin(3)			4.31%			4.32%
Tax-equivalent(4)
Net interest income		$45,829			$44,660
Interest rate spread			3.63%			3.65%
Net interest margin(3)			4.36%			4.37%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $440 and $431 for the three months ended September 30, 2025 and June 30, 2025, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the three months ended September 30, 2025 increased $1.8 million when compared to the three months ended June 30, 2025. Regarding the components of this income, loan interest income increased $1.3 million, or 2.2%, primarily due to an overall increase in average loan balances and an additional day in the current quarter, and interest income on other interest-bearing assets increased $441,000, or 28.5%, mainly due to a $421,000, or 154.8%, increase in SBIC investment income where significant investment appreciation was recognized in the current quarter. Accretion income on acquired loans of $352,000 and $1.0 million was recognized during the same periods, respectively, and was included in interest income on loans.
Total interest expense for the three months ended September 30, 2025 increased $594,000, or 3.1%, compared to the three months ended June 30, 2025. The change was primarily the result of an increase in the average balance of certificate accounts.
The following table shows the effects that changes in average balances (volume), including the difference in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase / (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$1,810	$(501)	$1,309
Debt securities available for sale	(18)	22	4
Other interest-earning assets	52	389	441
Total interest-earning assets	1,844	(90)	1,754
Interest-bearing liabilities
Interest-bearing checking accounts	(32)	(138)	(170)
Money market accounts	107	165	272
Savings accounts	(1)	(5)	(6)
Certificate accounts	730	(208)	522
Junior subordinated debt	3	(2)	1
Borrowings	(24)	(1)	(25)
Total interest-bearing liabilities	783	(189)	594
Increase in net interest income			$1,160
Provision for Credit Losses.  The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses model.
The following table presents a breakdown of the components of the provision for credit losses:

	Three Months Ended
(Dollars in thousands)	September 30, 2025	June 30, 2025	$ Change	% Change
Provision for credit losses
Loans	$1,755	$1,385	$370	27%
Off-balance-sheet credit exposure	260	(82)	342	417
Total provision for credit losses	$2,015	$1,303	$712	55%
For the quarter ended September 30, 2025, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $2.8 million during the quarter:
•$0.6 million benefit driven by changes in the loan mix.
•$0.2 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.6 million decrease in specific reserves on individually evaluated loans.
For the quarter ended June 30, 2025, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $2.0 million during the quarter:
•$0.3 million benefit driven by changes in the loan mix.
•$1.6 million benefit due to changes in qualitative adjustments, partially offset by a slight worsening of the projected economic forecast, specifically the national unemployment rate. Of note, we released the $2.2 million qualitative allocation previously established for the potential impact of Hurricane Helene upon our loan portfolio which had been established in the quarter ended September 30, 2024. Any residual impact of the Hurricane was believed to have been reflected elsewhere within the ACL calculation.
•$1.3 million increase in specific reserves on individually evaluated loans.
For the quarters ended September 30, 2025 and June 30, 2025, the amounts recorded for off-balance-sheet credit exposure were the result of changes in the balance of loan commitments, loan mix, projected economic forecast and qualitative allocations as outlined above.

Noninterest Income.  Noninterest income for the three months ended September 30, 2025 decreased $1.4 million, or 13.8%, when compared to the quarter ended June 30, 2025. Changes in the components of noninterest income are discussed below:

	Three Months Ended
(Dollars in thousands)	September 30, 2025	June 30, 2025	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,527	$2,502	$25	1%
Loan income and fees	577	548	29	5
Gain on sale of loans held for sale	1,725	2,109	(384)	(18)
Bank owned life insurance ("BOLI") income	882	852	30	4
Operating lease income	1,777	1,876	(99)	(5)
Gain on sale of branches	—	1,448	(1,448)	(100)
Gain on sale of premises and equipment	—	28	(28)	(100)
Other	1,263	794	469	59
Total noninterest income	$8,751	$10,157	$(1,406)	(14)%
•Gain on sale of loans held for sale: The decrease was primarily driven by a reduction in the sales volume of HELOCs originated for sale, partially offset by increased sales volume of residential mortgage and SBA commercial loans. There were $45.3 million of HELOCs originated for sale which were sold during the current quarter with gains of $243,000 compared to $108.8 million sold with gains of $954,000 in the prior quarter. There were $33.3 million of residential mortgage loans sold for gains of $764,000 during the current quarter compared to $30.3 million sold with gains of $558,000 in the prior quarter. There were $9.8 million in sales of the guaranteed portion of SBA commercial loans with gains of $595,000 for the current quarter compared to $7.3 million sold and gains of $570,000 for the prior quarter. Our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in a net gain of $123,000 for the current quarter compared to a net gain of $27,000 for the prior quarter.
•Gain on sale of branches: On May 23, 2025, we completed the previously announced sale of our two Knoxville, Tennessee branches, recognizing a gain of $1.4 million. The gain was primarily the result of a premium received on the deposits assumed by the purchasing institution, partially offset by expenses associated with the transaction. No similar activity occurred during the current quarter.
•Other: The increase was driven by $290,000 in additional investment services income quarter-over-quarter.
Noninterest Expense.  Noninterest expense for the three months ended September 30, 2025 remained stable, when compared to the three months ended June 30, 2025. Changes in the components of noninterest expense are discussed below:

	Three Months Ended
(Dollars in thousands)	September 30, 2025	June 30, 2025	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$18,508	$18,208	$300	2%
Occupancy expense, net	2,563	2,375	188	8
Computer services	2,562	2,488	74	3
Operating lease depreciation expense	1,770	1,789	(19)	(1)
Telephone, postage and supplies	539	561	(22)	(4)
Marketing and advertising	471	442	29	7
Deposit insurance premiums	468	473	(5)	(1)
Core deposit intangible amortization	410	411	(1)	—
Other	3,975	4,508	(533)	(12)
Total noninterest expense	$31,266	$31,255	$11	—%
•Other: The change was driven by a $96,000 decline in losses recognized on the sale of repossessed assets in addition to small decreases across several other expense categories.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the three months ended September 30, 2025 and June 30, 2025 were 20.9% and 21.2%, respectively.
Comparison of Results of Operations for the Nine Months Ended September 30, 2025 and September 30, 2024
Net Income.  Net income totaled $48.2 million, or $2.79 per diluted share, for the nine months ended September 30, 2025 compared to $40.6 million, or $2.37 per diluted share, for the nine months ended September 30, 2024, an increase of $7.6 million, or 18.8%. The results for the nine months ended September 30, 2025 were positively impacted by a $6.2 million increase in net interest income, a decrease of $3.5 million in the provision for credit losses, and a $1.7 million increase in noninterest income, partially offset by a $2.0 million increase in noninterest expense. Details of the changes in the various components of net income are further discussed below.

Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Nine Months Ended
	September 30, 2025			September 30, 2024
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,827,840	$180,802	6.32%	$3,883,040	$185,418	6.38%
Debt securities available for sale	149,525	5,107	4.57	133,779	4,424	4.42
Other interest-earning assets(2)	168,984	6,762	5.35	138,956	5,576	5.36
Total interest-earning assets	4,146,349	192,671	6.21	4,155,775	195,418	6.28
Other assets	262,029			276,516
Total assets	$4,408,378			$4,432,291
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$560,348	$3,656	0.87%	$574,954	$4,149	0.96%
Money market accounts	1,335,414	27,457	2.75	1,305,217	29,813	3.05
Savings accounts	180,760	106	0.08	187,447	124	0.09
Certificate accounts	917,394	27,474	4.00	934,702	30,778	4.40
Total interest-bearing deposits	2,993,916	58,693	2.62	3,002,320	64,864	2.89
Junior subordinated debt	10,155	618	8.14	10,054	705	9.37
Borrowings	24,117	835	4.63	76,823	3,550	6.17
Total interest-bearing liabilities	3,028,188	60,146	2.66	3,089,197	69,119	2.99
Noninterest-bearing deposits	740,785			766,110
Other liabilities	63,791			55,217
Total liabilities	3,832,764			3,910,524
Stockholders' equity	575,614			521,767
Total liabilities and stockholders' equity	$4,408,378			$4,432,291
Net earning assets	$1,118,161			$1,066,578
Average interest-earning assets to average interest-bearing liabilities	136.93%			134.53%
Non-tax-equivalent
Net interest income		$132,525			$126,299
Interest rate spread			3.55%			3.29%
Net interest margin(3)			4.27%			4.06%
Tax-equivalent(4)
Net interest income		$133,814			$127,371
Interest rate spread			3.59%			3.33%
Net interest margin(3)			4.31%			4.09%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $1,289 and $1,072 for the nine months ended September 30, 2025 and September 30, 2024, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the nine months ended September 30, 2025 decreased $2.7 million, or 1.4%, compared to the nine months ended September 30, 2024, which was driven by a $4.6 million, or 2.5%, decrease in interest income on loans, partially offset by increases of $1.2 million, or 21.3%, on other interest-bearing assets and $683,000, or 15.4%, on debt securities available for sale. Accretion income on acquired loans of $1.7 million and $2.0 million was recognized during the same periods, respectively, and was included in interest income on loans. The overall decrease in average yield on interest-earning assets was mainly the result of both a reduction in interest rates and a decline in the average balance of the loan portfolio where we continue to be focused on prudent loan growth.
Total interest expense for the nine months ended September 30, 2025 decreased $9.0 million, or 13.0%, compared to the nine months ended September 30, 2024. The change was primarily the result of a decrease in the average balance of borrowings in addition to the cost of funds across all funding sources.

The following table shows the effects that changes in average balances (volume), including the difference in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase / (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$(2,802)	$(1,814)	$(4,616)
Debt securities available for sale	516	167	683
Other interest-earning assets	1,199	(13)	1,186
Total interest-earning assets	(1,087)	(1,660)	(2,747)
Interest-bearing liabilities
Interest-bearing checking accounts	(109)	(384)	(493)
Money market accounts	664	(3,020)	(2,356)
Savings accounts	(5)	(13)	(18)
Certificate accounts	(595)	(2,709)	(3,304)
Junior subordinated debt	7	(94)	(87)
Borrowings	(2,436)	(279)	(2,715)
Total interest-bearing liabilities	(2,474)	(6,499)	(8,973)
Increase in net interest income			$6,226
Provision for Credit Losses.  The following table presents a breakdown of the components of the provision for credit losses:

	Nine Months Ended
(Dollars in thousands)	September 30, 2025	September 30, 2024	$ Change	% Change
Provision for credit losses
Loans	$3,940	$8,435	$(4,495)	(53)%
Off-balance-sheet credit exposure	918	(35)	953	2,723
Total provision for credit losses	$4,858	$8,400	$(3,542)	(42)%
For the nine months ended September 30, 2025, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $6.1 million during the period.
•$1.5 million benefit driven by changes in the loan mix.
•$1.5 million benefit due to changes in qualitative adjustments, partially offset by a slight worsening of the projected economic forecast, specifically the national unemployment rate. Of note, we released the $2.2 million qualitative allocation previously established for the potential impact of Hurricane Helene upon our loan portfolio which had been established in the quarter ended September 30, 2024. Any residual impact of the Hurricane is believed to have now been reflected elsewhere within the ACL calculation.
•$0.8 million increase in specific reserves on individually evaluated loans.
For the nine months ended September 30, 2024, the "loans" portion of the provision for credit losses was the result of net charge-offs of $8.9 million during the period, partially offset by a $0.4 million benefit due to changes in the loan mix.
For the nine months ended September 30, 2025 and September 30, 2024, the amounts recorded for off-balance-sheet credit exposure were the result of changes in the balance of loan commitments, loan mix and projected economic forecast as outlined above.

Noninterest Income.  Noninterest income for the nine months ended September 30, 2025 increased $1.7 million, or 6.9%, when compared to the same period last year. Changes in the components of noninterest income are discussed below:

	Nine Months Ended
(Dollars in thousands)	September 30, 2025	September 30, 2024	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$7,273	$6,839	$434	6%
Loan income and fees	1,846	2,009	(163)	(8)
Gain on sale of loans held for sale	5,742	5,185	557	11
BOLI income	2,576	3,470	(894)	(26)
Operating lease income	5,032	5,087	(55)	(1)
Gain on sale of branches	1,448	—	1,448	100
Gain (loss) on sale of premises and equipment	28	(9)	37	411
Other	2,990	2,625	365	14
Total noninterest income	$26,935	$25,206	$1,729	7%
•Gain on sale of loans held for sale: The increase was primarily driven by growth in the volume of HELOCs and residential mortgage loans sold during the period, partially offset by a reduction in the sale of the guaranteed portion of SBA commercial loans. During the nine months ended September 30, 2025, there were $243.5 million of HELOCs sold with gains of $2.3 million compared to $95.4 million sold with gains of $887,000 for the corresponding period in the prior year. There were $82.4 million of residential mortgage loans originated for sale which were sold with gains of $1.8 million compared to $58.3 million sold with gains of $1.1 million for the corresponding period in the prior year. There were $21.6 million of sales of the guaranteed portion of SBA commercial loans with gains of $1.5 million compared to $38.5 million sold and gains of $3.1 million for the corresponding period in the prior year. Our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in a net gain of $163,000 for the nine months ended September 30, 2025 versus $15,000 for the nine months ended September 30, 2024.
•BOLI income: The decrease was due to $1.1 million in tax-free gains on death benefit proceeds in excess of the cash surrender value of the policies recognized in the prior period, partially offset by higher yielding policies as a result of restructuring the portfolio at the end of the calendar year ended December 31, 2023.
•Gain on sale of branches: As discussed earlier, during the current period we completed the previously announced sale of our two Knoxville, Tennessee branches, recognizing a gain of $1.4 million in the current period, with no similar activity occurring in the prior period.
•Other: The change was driven by $109,000 in additional investment services income period-over-period in addition to smaller increases across several other income categories.
Noninterest Expense.  Noninterest expense for the nine months ended September 30, 2025 increased $2.0 million, or 2.2%, when compared to the same period last year. Changes in the components of noninterest expense are discussed below:

	Nine Months Ended
(Dollars in thousands)	September 30, 2025	September 30, 2024	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$54,415	$50,666	$3,749	7%
Occupancy expense, net	7,449	7,292	157	2
Computer services	7,855	9,396	(1,541)	(16)
Operating lease depreciation expense	5,427	5,667	(240)	(4)
Telephone, postage and supplies	1,646	1,712	(66)	(4)
Marketing and advertising	1,365	1,659	(294)	(18)
Deposit insurance premiums	1,452	1,674	(222)	(13)
Core deposit intangible amortization	1,336	1,896	(560)	(30)
Other	12,537	11,526	1,011	9
Total noninterest expense	$93,482	$91,488	$1,994	2%
•Salaries and employee benefits: The increase was primarily the result of increases in both pay and incentive compensation.
•Computer services: At the end of the prior calendar year, we finalized the multiyear renewal of our largest core processing contract. The decrease in expense period-over-period is a reflection of the improved vendor pricing negotiated through this effort.
•Marketing and advertising: The decrease was the result of a reduction in spending in the nine months ended September 30, 2025 when compared to the same period of the prior year, as we re-evaluated our marketing strategy for future periods.
•Deposit insurance premiums: The decrease period-over-period was the result of higher regulatory capital ratios.
•Core deposit intangible amortization: The intangible recorded associated with the Quantum merger is being amortized on an accelerated basis, so the rate of amortization slowed year-over-year.
•Other: The change period-over-period was driven by increases of $377,000 in community association banking deposit line of business referral fees, $331,000 in losses on the sale of repossessed equipment, and $233,000 in consulting fees.
Income Taxes. The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rate was 21.1% and 21.3% for the nine months ended September 30, 2025 and September 30, 2024, respectively.

Balance Sheet Review
Total assets decreased by $3.3 million to $4.6 billion and total liabilities decreased by $47.4 million to $4.0 billion, respectively, at September 30, 2025 as compared to December 31, 2024. These changes can be traced to the use of the proceeds from both loan sales and maturities of debt securities and certificates of deposit to partially offset a $81.0 million decline in deposits. The decrease in deposits was mainly the result of a $68.8 million reduction in brokered deposits and $34.3 million of deposits which were assumed by the purchaser of our two Knoxville, Tennessee branches. Borrowings increased by $42.0 million to provide additional liquidity.
Stockholders' equity increased $44.1 million to $595.8 million at September 30, 2025 as compared to December 31, 2024. Activity within stockholders' equity included $48.2 million in net income and $3.9 million in share-based compensation and stock option exercises, partially offset by $6.2 million in cash dividends declared and $3.3 million in stock repurchases. In addition, accumulated other comprehensive income improved by $2.0 million due to a reduction in the unrealized loss on available for sale securities due to changes in market interest rates.
As of September 30, 2025, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The ACL on loans was $43.1 million, or 1.18% of total loans, at September 30, 2025 compared to $45.3 million, or 1.24% of total loans, at December 31, 2024. The drivers of this change are discussed in the "Comparison of Results of Operations for the Nine Months Ended September 30, 2025 and September 30, 2024 – Provision for Credit Losses" section above.
Net loan charge-offs totaled $6.1 million for the nine months ended September 30, 2025 compared to $8.9 million for the same period last year. Annualized net charge-offs as a percentage of average loans were 0.21% for the nine months ended September 30, 2025 as compared to 0.31% for the nine months ended September 30, 2024.
Nonperforming assets, made up of nonaccrual loans and repossessed assets, increased by $2.6 million, or 8.6%, to $33.1 million, or 0.72% of total assets, at September 30, 2025 compared to $30.5 million, or 0.67% of total assets, at June 30, 2025. SBA loans made up the largest portion of nonperforming assets at $11.9 million and $9.4 million, respectively, at these same dates of which $6.6 million and $4.8 million, respectively, was fully guaranteed. Of the remaining nonperforming assets, HELOCs totaled $5.9 million and $3.3 million, respectively, and equipment finance loans (concentrated in the transportation sector) making up $5.5 million and $5.9 million, respectively, both at these same dates. The ratio of nonperforming loans to total loans was 0.89% at September 30, 2025 compared to 0.81% at June 30, 2025.
Nonperforming assets increased by $4.4 million, or 15.2%, to $33.1 million, or 0.72% of total assets, at September 30, 2025 compared to $28.8 million, or 0.63% of total assets, at December 31, 2024. The ratio of nonperforming loans to total loans was 0.89% at September 30, 2025 compared to 0.76% at December 31, 2024.
Classified assets increased by $7.8 million, or 15.9%, to $56.6 million, or 1.23% of total assets, as of September 30, 2025 when compared to the balance of $48.8 million, or 1.07% of total assets, at June 30, 2025. Similarly, classified assets increased by $7.8 million, or 16.1%, to $56.6 million, or 1.23% of total assets, as of September 30, 2025 when compared to the balance of $48.8 million, or 1.06% of total assets, at December 31, 2024. SBA loans made up the largest portion of classified assets at $20.0 million and $17.1 million, respectively, as of September 30, 2025 and June 30, 2025 of which $12.7 million and $9.9 million, respectively, was fully guaranteed. The remaining population of classified assets at September 30, 2025 included $8.8 million of equipment finance loans (concentrated in the transportation sector), $7.7 million of non-owner occupied CRE loans, $7.5 million of HELOCs, and $6.7 million of 1-4 family residential real estate loans.
Lastly, in an effort to assist customers in their post-Hurricane Helene recovery and clean-up efforts, at the end of the prior calendar year we granted payment deferrals of up to six months to provide short-term relief to impacted customers. The outstanding balance of these deferrals declined from $136.0 million at December 31, 2024 to $318,000 at September 30, 2025. To date, $27,000 in charge-offs have been recognized which were directly related to Hurricane Helene.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. (NYSE: HTB), headquartered in Asheville, North Carolina, is the holding company for HomeTrust Bank, a state-chartered community bank operating over 30 locations across North Carolina, South Carolina, East Tennessee, Southwest Virginia, and Georgia. With total assets of $4.6 billion as of September 30, 2025, the Company’s goal is to continue to be recognized as a high-performing, regional community bank, while our strategy to reach that goal is to be a best place to work. As a reflection of these efforts, the Company has been named one of Bank Director’s “Best U.S. Banks,” one of Forbes’ “America’s Best Banks”, one of S&P Global’s “Top 50 Community Banks”, and named to the 2025 KBW Honor Roll. In addition, the Company has been recognized as one of American Banker’s “Best Banks to Work For”, received a “Most Loved Workplace” certification by Best Practices Institute, named as one of Best Companies Group’s “America’s Best Workplaces”, as well as being named a “Best Place to Work” in all five states in which the Company operates.
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but instead are based on certain assumptions including statements with respect to the Company's beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by forward-looking statements. The factors that could result in material differentiation include, but are not limited to, natural disasters, including the lingering effects of Hurricane Helene; expected revenues, cost savings, synergies and other benefits from merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected, and goodwill impairment charges might be incurred; increased competitive pressures among financial services companies; changes in the interest rate environment; changes in general economic conditions, both nationally and in our market areas; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the

Securities and Exchange Commission - which are available on the Company's website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or in the documents the Company files with or furnishes to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions, the factors described above or other factors that management cannot foresee. The Company does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024(1)	September 30, 2024
Assets
Cash	$15,435	$16,662	$14,303	$18,778	$18,980
Interest-bearing deposits	300,395	280,547	285,522	260,441	274,497
Cash and cash equivalents	315,830	297,209	299,825	279,219	293,477
Certificates of deposit in other banks	20,833	23,319	25,806	28,538	29,290
Debt securities available for sale, at fair value	145,682	143,942	150,577	152,011	140,552
FHLB and FRB stock	14,325	15,263	13,602	13,630	18,384
SBIC investments, at cost	18,346	17,720	17,746	15,117	15,489
Loans held for sale, at fair value	7,907	1,106	2,175	4,144	2,968
Loans held for sale, at the lower of cost or fair value	189,047	169,835	151,164	202,018	189,722
Total loans, net of deferred loan fees and costs	3,643,619	3,671,951	3,648,609	3,648,299	3,698,892
Allowance for credit losses – loans	(43,086)	(44,139)	(44,742)	(45,285)	(48,131)
Loans, net	3,600,533	3,627,812	3,603,867	3,603,014	3,650,761
Premises and equipment held for sale, at the lower of cost or fair value	616	616	8,240	616	616
Premises and equipment, net	62,437	62,706	62,347	69,872	69,603
Accrued interest receivable	17,077	16,554	18,269	18,336	17,523
Deferred income taxes, net	9,789	9,968	9,288	10,735	10,100
BOLI	93,474	92,576	91,715	90,868	90,021
Goodwill	34,111	34,111	34,111	34,111	34,111
Core deposit intangibles, net	5,259	5,670	6,080	6,595	7,162
Other assets	56,871	59,646	63,248	66,606	67,514
Total assets	$4,592,137	$4,578,053	$4,558,060	$4,595,430	$4,637,293
Liabilities and stockholders' equity
Liabilities
Deposits	$3,698,227	$3,666,178	$3,736,360	$3,779,203	$3,761,588
Junior subordinated debt	10,195	10,170	10,145	10,120	10,096
Borrowings	230,000	265,000	177,000	188,000	260,013
Other liabilities	57,882	57,431	69,106	66,349	65,592
Total liabilities	3,996,304	3,998,779	3,992,611	4,043,672	4,097,289
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized(2)	175	175	176	175	175
Additional paid in capital	176,289	174,900	176,682	176,693	175,495
Retained earnings	422,615	408,178	393,026	380,541	368,383
Unearned Employee Stock Ownership Plan ("ESOP") shares	(3,571)	(3,703)	(3,835)	(3,966)	(4,099)
Accumulated other comprehensive income (loss)	325	(276)	(600)	(1,685)	50
Total stockholders' equity	595,833	579,274	565,449	551,758	540,004
Total liabilities and stockholders' equity	$4,592,137	$4,578,053	$4,558,060	$4,595,430	$4,637,293
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 17,520,425 at September 30, 2025; 17,492,143 at June 30, 2025; 17,552,626 at March 31, 2025; 17,527,709 at December 31, 2024; and 17,514,922 at September 30, 2024.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
Interest and dividend income
Loans	$61,749	$60,440	$180,802	$185,418
Debt securities available for sale	1,662	1,658	5,107	4,424
Other investments and interest-bearing deposits	1,984	1,543	6,762	5,576
Total interest and dividend income	65,395	63,641	192,671	195,418
Interest expense
Deposits	19,474	18,856	58,693	64,864
Junior subordinated debt	207	206	618	705
Borrowings	325	350	835	3,550
Total interest expense	20,006	19,412	60,146	69,119
Net interest income	45,389	44,229	132,525	126,299
Provision for credit losses	2,015	1,303	4,858	8,400
Net interest income after provision for credit losses	43,374	42,926	127,667	117,899
Noninterest income
Service charges and fees on deposit accounts	2,527	2,502	7,273	6,839
Loan income and fees	577	548	1,846	2,009
Gain on sale of loans held for sale	1,725	2,109	5,742	5,185
BOLI income	882	852	2,576	3,470
Operating lease income	1,777	1,876	5,032	5,087
Gain on sale of branches	—	1,448	1,448	—
Gain (loss) on sale of premises and equipment	—	28	28	(9)
Other	1,263	794	2,990	2,625
Total noninterest income	8,751	10,157	26,935	25,206
Noninterest expense
Salaries and employee benefits	18,508	18,208	54,415	50,666
Occupancy expense, net	2,563	2,375	7,449	7,292
Computer services	2,562	2,488	7,855	9,396
Operating lease depreciation expense	1,770	1,789	5,427	5,667
Telephone, postage and supplies	539	561	1,646	1,712
Marketing and advertising	471	442	1,365	1,659
Deposit insurance premiums	468	473	1,452	1,674
Core deposit intangible amortization	410	411	1,336	1,896
Other	3,975	4,508	12,537	11,526
Total noninterest expense	31,266	31,255	93,482	91,488
Income before income taxes	20,859	21,828	61,120	51,617
Income tax expense	4,368	4,618	12,880	11,020
Net income	$16,491	$17,210	$48,240	$40,597

Per Share Data

	Three Months Ended		Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
Net income per common share(1)
Basic	$0.96	$1.01	$2.81	$2.38
Diluted	$0.95	$1.00	$2.79	$2.37
Average shares outstanding
Basic	16,998,549	17,006,141	17,005,206	16,891,619
Diluted	17,130,030	17,106,448	17,117,605	16,938,328
Book value per share at end of period	$34.01	$33.12	$34.01	$30.83
Tangible book value per share at end of period(2)	$31.83	$30.92	$31.83	$28.57
Cash dividends declared per common share	$0.12	$0.12	$0.36	$0.33
Total shares outstanding at end of period	17,520,425	17,492,143	17,520,425	17,514,922
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended		Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
Performance ratios(1)
Return on assets (ratio of net income to average total assets)	1.48%	1.58%	1.46%	1.22%
Return on equity (ratio of net income to average equity)	11.10	11.97	11.20	10.39
Yield on earning assets	6.21	6.22	6.21	6.28
Rate paid on interest-bearing liabilities	2.63	2.61	2.66	2.99
Average interest rate spread	3.58	3.61	3.55	3.29
Net interest margin(2)	4.31	4.32	4.27	4.06
Average interest-earning assets to average interest-bearing liabilities	138.10	137.43	136.93	134.53
Noninterest expense to average total assets	2.80	2.87	2.84	2.76
Efficiency ratio	57.75	57.47	58.62	60.39
Efficiency ratio – adjusted(3)	57.28	58.59	58.69	60.41
(1)Ratios are annualized where appropriate.
(2)Net interest income divided by average interest-earning assets.
(3)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Asset quality ratios
Nonperforming assets to total assets(1)	0.72%	0.67%	0.61%	0.63%	0.64%
Nonperforming loans to total loans(1)	0.89	0.81	0.74	0.76	0.78
Total classified assets to total assets	1.23	1.07	0.85	1.06	0.99
Allowance for credit losses to nonperforming loans(1)	132.26	147.98	165.96	163.68	166.51
Allowance for credit losses to total loans	1.18	1.20	1.23	1.24	1.30
Net charge-offs to average loans (annualized)	0.29	0.21	0.14	0.19	0.42
Capital ratios
Equity to total assets at end of period	12.98%	12.65%	12.41%	12.01%	11.64%
Tangible equity to total tangible assets(2)	12.25	11.91	11.65	11.25	10.88
Average equity to average assets	13.31	13.20	12.66	12.28	12.02
(1)Nonperforming assets include nonaccruing loans and repossessed assets. There were no accruing loans more than 90 days past due at the dates indicated. At September 30, 2025, $4.6 million, or 14.1%, of nonaccruing loans were current on their loan payments as of that date.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Commercial real estate
Construction and land development	$268,953	$267,494	$247,539	$274,356	$300,905
Commercial real estate – owner occupied	540,807	561,623	570,150	545,490	544,689
Commercial real estate – non-owner occupied	861,244	877,440	867,711	866,094	881,340
Multifamily	115,403	113,416	118,094	120,425	114,155
Total commercial real estate	1,786,407	1,819,973	1,803,494	1,806,365	1,841,089
Commercial
Commercial and industrial	399,155	367,359	349,085	316,159	286,809
Equipment finance	340,322	360,499	380,166	406,400	443,033
Municipal leases	164,967	168,623	163,554	165,984	158,560
Total commercial	904,444	896,481	892,805	888,543	888,402
Residential real estate
Construction and land development	51,110	53,020	56,858	53,683	63,016
One-to-four family	636,857	640,287	631,537	630,391	627,845
HELOCs	216,122	205,918	199,747	195,288	194,909
Total residential real estate	904,089	899,225	888,142	879,362	885,770
Consumer	48,679	56,272	64,168	74,029	83,631
Total loans, net of deferred loan fees and costs	3,643,619	3,671,951	3,648,609	3,648,299	3,698,892
Allowance for credit losses – loans	(43,086)	(44,139)	(44,742)	(45,285)	(48,131)
Loans, net	$3,600,533	$3,627,812	$3,603,867	$3,603,014	$3,650,761
Deposits

(Dollars in thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Core deposits
Noninterest-bearing accounts	$689,352	$698,843	$721,814	$680,926	$684,501
NOW accounts	537,954	561,524	573,745	575,238	534,517
Money market accounts	1,343,008	1,323,762	1,357,961	1,341,995	1,345,289
Savings accounts	172,883	179,980	184,396	181,317	179,762
Total core deposits	2,743,197	2,764,109	2,837,916	2,779,476	2,744,069
Certificates of deposit	955,030	902,069	898,444	999,727	1,017,519
Total	$3,698,227	$3,666,178	$3,736,360	$3,779,203	$3,761,588

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
Noninterest expense	$31,266	$31,255	$93,482	$91,488

Net interest income	$45,389	$44,229	$132,525	$126,299
Plus: tax-equivalent adjustment	440	431	1,289	1,072
Plus: noninterest income	8,751	10,157	26,935	25,206
Less: BOLI death benefit proceeds in excess of cash surrender value	—	—	—	1,143
Less: gain on sale of branches	—	1,448	1,448	—
Less: gain (loss) on sale of premises and equipment	—	28	28	(9)
Net interest income plus noninterest income – adjusted	$54,580	$53,341	$159,273	$151,443

Efficiency ratio	57.75%	57.47%	58.62%	60.39%
Efficiency ratio – adjusted	57.28%	58.59%	58.69%	60.41%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Total stockholders' equity	$595,833	$579,274	$565,449	$551,758	$540,004
Less: goodwill, core deposit intangibles, net of taxes	38,160	38,477	38,793	39,189	39,626
Tangible book value	$557,673	$540,797	$526,656	$512,569	$500,378
Common shares outstanding	17,520,425	17,492,143	17,552,626	17,527,709	17,514,922
Book value per share	$34.01	$33.12	$32.21	$31.48	$30.83
Tangible book value per share	$31.83	$30.92	$30.00	$29.24	$28.57
Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
(Dollars in thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Tangible equity(1)	$557,673	$540,797	$526,656	$512,569	$500,378
Total assets	4,592,137	4,578,053	4,558,060	4,595,430	4,637,293
Less: goodwill, core deposit intangibles, net of taxes	38,160	38,477	38,793	39,189	39,626
Total tangible assets	$4,553,977	$4,539,576	$4,519,267	$4,556,241	$4,597,667

Tangible equity to tangible assets	12.25%	11.91%	11.65%	11.25%	10.88%
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.